Contact:	Julie McDowell Vice President Corporate Communications 610-948-2836	Exhibit 99.1

FOR IMMEDIATAE RELEASE	July 22, 2004

Teleflex Enters Agreement for Credit Facility

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that the company has entered into a syndicated bank agreement for a $400 million revolving credit facility with a $100 million expansion feature and a five-year term. The syndication of nineteen banks was led by JP Morgan Securities and Wachovia Capital Markets.

     The Company plans to use its credit facility for general corporate purposes including the funding of internal growth initiatives and acquisitions. On July 8, 2004, Teleflex announced the completion of a $350 million Senior Note financing to partially finance its recently completed acquisition of Hudson Respiratory Care, Inc.

About Teleflex

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Form 10-K and other Securities and Exchange Commission filings.

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